Exhibit (e)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund
ING Large Cap Value Fund
ING MidCap Opportunities Fund
ING Mid Cap Value Fund
ING Real Estate Fund
ING SmallCap Opportunities Fund
ING Value Choice Fund